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                                                                   EXHIBIT 3.1


                            ARTICLES OF INCORPORATION
                                       OF
                          NORTECH SYSTEMS INCORPORATED


     The undersigned individual, being of full age, for the purpose of forming a corporation under and pursuant to Chapter 302A of the Minnesota Statutes, as amended, hereby adopts the following Articles of Incorporation:

                                ARTICLE 1 - NAME

     1.1)  The name of the corporation shall be Nortech Systems Incorporated.

                          ARTICLE 2 - REGISTERED OFFICE

     2.1) The registered office of the corporation is located at 2350 Piper Jaffray Tower, 222 South Ninth Street, Minneapolis, Minnesota 55402.

                            ARTICLE 3 - CAPITAL STOCK

     3.1) AUTHORIZED SHARES. The aggregate number of shares the corporation has authority to issue shall be 10 million shares, consisting of 9 million shares of Common Stock which shall have a par value of $.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the corporation, and 1 million shares of Preferred Stock, $1.00 par value.

     3.2) PREFERRED STOCK RIGHTS. The Preferred Stock shall have the following rights, privileges, and limitations:

     (a) VOTING. Holders of Preferred Stock shall not be entitled to vote at any time or under any circumstances except as otherwise required by law.

     (b) DISTRIBUTIONS. The holders of record of shares of Preferred Stock shall be entitled to receive, when and as declared, distributions at the annual rate of twelve percent (12%) of par value per share, payable pro rata from the date of issue in semi-annual payments to be made on June 30 and December 31 of each year. Distributions from the Preferred Stock shall not be cumulative, and no rights shall accrue to holders of shares of Preferred Stock by reason of the fact that the corporation may fail to declare or pay dividends on the Preferred Stock in any previous fiscal year of the corporation.

     (c) LIQUIDATION. In the event of any liquidation, dissolution or winding up of the corporation, holders of Preferred Stock shall be entitled to receive One Dollar ($1.00) per share, plus any accrued but unpaid distributions





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     (with any distributions payable in the then current year calculated on a pro rata basis from the beginning of that year to the effective date of the liquidation, dissolution, or winding up of the corporation), before any distribution shall be made on account of the Common Stock. Such payment with respect to the Preferred Stock shall constitute the extent of the participation of the holders of the Preferred Stock in any and all present or future distributions of the corporation or the stock, securities, or assets to be receive by holders of equity securities of the corporation. After such payment to the holders of Preferred Stock, any remaining assets of the corporation available for distribution shall be distributed solely for the ratable benefit of the holders of Common Stock.

     3.3) ISSUANCE OF SHARES. The Board of Directors of the corporation is authorized from time to time to accept subscriptions for, issue, sell and deliver shares of any class or series of the corporation to such persons, at such times and upon such terms and conditions as the Board shall determine, valuing all nonmonetary consideration and establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.

     3.4) ISSUANCE OF RIGHTS TO PURCHASE SHARES. The Board of Directors is further authorized from time to time to grant and issue rights to subscribe for, purchase, exchange securities for, or convert securities into, shares of the corporation of any class or series, and to fix the terms, provisions and conditions of such rights, including the exchange or conversion basis or the price at which such shares may be purchased or subscribed for.

     3.5) ISSUANCE OF SHARES TO HOLDERS OF ANOTHER CLASS OR SERIES. The Board is further authorized to issue shares of one class or series to holders of that class or series or to holders of another class or series to effectuate share dividends or splits.

                       ARTICLE 4 - RIGHTS OF SHAREHOLDERS

     4.1) NO PREEMPTIVE RIGHTS. No shares of any class or series of the corporation shall entitle the holders to any preemptive rights to subscribe for or purchase additional shares of that class or series or any other class or series of the corporation now or hereafter authorized or issued.

     4.2) NO CUMULATIVE VOTING RIGHTS. There shall be no cumulative voting by the shareholders of the corporation

                              ARTICLE 5 - DIRECTOR

     5.1) NAME. The name of the person constituting the first Board of Directors is as follows:

               Myron Kunin


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     5.2)  WRITTEN ACTION BY DIRECTORS.  Any action required or permitted to be taken at a Board meeting may be taken by written action signed by all of the directors.

          ARTICLE 6 - MERGER, EXCHANGE, SALE OF ASSETS AND DISSOLUTION

     6.1) Where approval of shareholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the corporation (i) to merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its good will, or (iv) to commence voluntary dissolution.

               ARTICLE 7 - AMENDMENT OF ARTICLES OF INCORPORATION

     7.1) After the issuance of shares of the corporation, any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares present and entitled to vote at a duly held meeting or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.

                         ARTICLE 8 - AMENDMENT OF BYLAWS

     8.1) After the initial Bylaws of the corporation are adopted by the incorporators or first Board in the manner provided by law, and subject to the limitations and the power of the shareholders to amend the Bylaws as provided by law, the Board of Directors may adopt, amend or repeal the Bylaws.

                  ARTICLE 9 - LIMITATION OF DIRECTOR LIABILITY

     9.1) To the fullest extent permitted by Chapter 302A, Minnesota Statutes, as the same exists or may hereafter be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

                            ARTICLE 10 - INCORPORATOR

     10.1)  The name and mailing address of the incorporator are as follows:

               Myron Kunin, c/o Bert M. Gross
               2350 Piper Jaffray Tower
               222 South Ninth Street
               Minneapolis, MN  55402


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     I swear that the foregoing is true and accurate and that I have the authority to sign these Articles of Incorporation.

Dated:  October 30, 1990.


                                          /s/ Myron Kunin
                                       ---------------------------------
                                       Myron Kunin



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